EXHIBIT 99.1

KFx Inc. Investors Waive Additional Shares Underlying Warrants

Denver, CO, September 26, 2002—KFx Inc. (AMEX: KFX—news) today announced that the investors who previously invested a total of $16.9 million in KFx common stock on March 28, April 30, July 1, July 19 and August 21, 2002 agreed to waive their rights to receive warrants to purchase approximately 1.8 million shares to which they were entitled pursuant to the Common Stock and Warrant Purchase Agreement dated March 28, 2002 and the First Addendum to the Common Stock and Warrant Purchase Agreement dated April 30, 2002. Per the Purchase Agreement and the First Addendum, KFx was required to issue warrants to purchase additional shares of common stock to the investors at various dates until the Company’s Form S-3 to register these shares was declared effective. Through August 30, 2002, the effective date of the registration statement, the investors would have been entitled to receive warrants to purchase an additional 1,858,065 shares of KFx common stock pursuant to these agreements.

*****

About KFx/Pegasus

KFx provides total fuel solutions for the power industry. Its patented K-Fuelñ process converts low heating value coal into clean, high-energy fuel. The KFx web site address is www.kfx.com. Pegasus Technologies, Inc., a majority-owned subsidiary of KFx, is a leading provider of neural network based optimization and control applications for the power generation market. The Pegasus OS-2003 suite of combustion optimization solutions enables customers to reduce emissions and increase the efficiency of their fossil-fueled electric generating units. Pegasus is headquartered in Mentor, OH and also has an office in Austin, TX. The Pegasus web site address is www.pegasustec.com.

For further information on KFx, please contact Larry Chroman at 303-293-2992.

For further information on Pegasus, please contact Gary Nicholson at 440-357-7794.

The discussion above contains, in addition to historical information, forward-looking statements that include various risks and uncertainties. Such forward-looking statements include statements regarding the Company’s expectations. The Company’s actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in “Business Risk Factors” at Item I and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” at Item 7 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” at Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.